Exhibit 4.2

                            CARLYLE INDUSTRIES, INC.

                             1994 INCENTIVE PROGRAM
                          AS AMENDED FEBRUARY 27, 1997

         The 1994 Incentive Program, as amended (the "Program"), of Carlyle Industries, Inc. (the "Company") provides for the grant to officers, directors, key executives, employees, consultants and advisors of the Company and its direct or indirect subsidiaries of certain rights to acquire shares of the Company's common stock (the "Common Stock"). The Company believes that this Program will cause those persons to contribute materially to the growth of the Company, thereby benefiting its stockholders.

         1.       ADMINISTRATION.

         The Program shall be administered and interpreted either by the full Board of Directors of the Company or by a Committee or Committees consisting of not less than two persons appointed by the Board of Directors of the Company from among its members (the Committee(s) or the full Board of Directors, as the case may be, the "Plan Administrator"). The Board of Directors of the Company may appoint different Committees to handle different administrative duties under the Program. The Plan Administrator shall determine the fair market value of the Common Stock as at any date for purposes of the Program in accordance with the provisions of Section 9(i) hereof. The Plan Administrator's decisions shall be final and conclusive with respect to the interpretation and administration of the Program and any grant made under it.

         2.       GRANTS.

         Grants under the Program shall consist of incentive stock options, non-qualified stock options, stock appreciation rights in tandem with stock options or freestanding, restricted stock grants, and Restored Options (any of the foregoing, in any combination, collectively, "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Program as the Plan Administrator deems appropriate. The Plan Administrator shall approve the form and provisions of each Grant. Grants under a particular section of the Program need not be uniform, and Grants under two or more sections may be combined in one instrument.

         3.       ELIGIBILITY FOR GRANTS.

         Grants may be made to any employee, officer, key executive, director, professional or administrative employee, consultant or advisor of the Company or any of its subsidiaries ("Eligible Participant"). Subject to the terms hereof, the Plan Administrator shall select the persons to receive Grants ("Grantees") from among the Eligible Participants and determine the number of shares subject to any particular Grant. The foregoing notwithstanding, directors of the Company who are neither officers nor employees of the Company or any of its subsidiaries will be eligible to receive only NQOs (defined below) pursuant to the Program.

         4.       SHARES AVAILABLE FOR GRANT.

         (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Common Stock (the "shares") that may be issued or transferred under the Program is 1,000,000 shares. The Shares may be authorized but unissued Shares or treasury Shares. The number of Shares available for Grants at any given time shall be reduced by the aggregate of all Shares previously issued or transferred plus the aggregate of all Shares which may become subject to issuance or transfer under

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then-outstanding and then-currently exercisable Grants. The maximum number of shares for which stock options may be granted under the Program to any individual during any calendar year is 400,000.

         (b) Recapitalization Adjustment. If any subdivision or combination of shares of Common Stock or any stock dividend, capita1 reorganization, recapitalization, consolidation, or merger in which the Company is the surviving corporation occurs after the adoption of the Program, the Plan Administrator shall make such proportional adjustments as it determines appropriate in the number of shares of Common Stock that may be issued or transferred thereafter under Section 4(a). The Plan Administrator shall similarly adjust the number of Shares subject to such stock option and option price in all outstanding Grants made before the event within 60 days of the event.

         5.       STOCK OPTIONS.

         The Plan Administrator may grant options qualifying as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options ("NQOs") not entitled to special tax treatment under the Code or Restored Options (collectively, "Stock Options"). The following provisions are applicable to Stock Options.

         (a) Exercise of Option. A Grantee may exercise a stock Option by delivering a notice of exercise to the Company, either with or without accompanying payment of the option price. The notice of exercise, once delivered, shall be irrevocable.

         (b) Satisfaction of Option Price. The Grantee shall pay the option price (the "Option Price") in cash, or with the Plan Administrator's permission, by de1ivering shares of Common stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and Shares. The Grantee shall pay the Option Price not later than thirty (30) days after the date of a statement from the Company following exercise setting forth the Option Price, fair market value of Common Stock on the exercise date, the number of shares of Common Stock that may be delivered in payment of the Option Price, and the amount of withholding tax due, if any. If the Grantee fails to pay the Option Price within the thirty (30) day period, the Plan Administrator shall have the right to take whatever action it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer shares of Common Stock upon exercise of a Stock Option until the Option Price is fully paid.

         (c) Price; Term and Conditions. The exercise price per share, term and other provisions of Stock Options granted hereunder shall be specified by the P1an Administrator, in its discretion, in the Grant, as limited, or in the case of ISOs, by the provisions of Section 5(d) hereof; provided, however, that the exercise price of all Stock Options granted under the Program shall be not less than the fair market value of the Common stock on the date of grant.

         (d) Limits on the ISOs. ISOs may only be granted to employees of the Company or any subsidiary or parent of the Company. ISOs by their terms shall not be transferable by the Grantee otherwise than by the laws of descent and distribution, and shall be exercisable, during the lifetime of Grantee, only by the Grantee. The aggregate fair market value of the stock covered by ISOs granted under the Program or any other stock option plan of the Company or any subsidiary or parent of the Company that becomes exercisable for the first time by any Grantee in any calendar year shall not exceed $100,000. The aggregate fair market value will be determined at the time of grant. The price at which Common Stock may be purchased by the Grantee under an Incentive Stock Option shall be not less than the fair market value (or 110% of the fair market value if the Grantee is a 10% stockholder) of Common Stock on the date of the grant. ISOs shall become exercisable on the dates specified by the instrument of grant, provided that ISOs shall become exercisable in full immediately upon (i) the death of Grantee or termination of employment by reason of disability (within

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the meaning of Section 22(e)(3) of the Code) or (ii) a change in control of the
Company, as such term is defined in Section 9(j) hereof. All rights of a Grantee in an ISO granted pursuant to the Program, to the extent that they have not been exercised, shall terminate upon the expiration of ten (10) years from the date of grant (or five (5) years if the Grantee is also a 10% stockholder) or, if sooner, three (3) months after Grantee's termination as an employee of the Company for any reason, including death. Notwithstanding the foregoing, in the event that Grantee's employment by the Company is terminated by reason of disability (within the meaning of Section 22(e)(3) of the Code), the three (3) month period referenced in the preceding sentence shall be one (1) year and, in the event that Grantee's employment is terminated by reason of removal for cause, all of the Grantee's ISOs then outstanding shall terminate immediately upon the date of such termination.

         (e) Restored Options. Stock Options granted under the Program may, with the Plan Administrator's permission, include the right to acquire a restored option (a "Restored Option"). If a Stock Option grant contains a Restored Option and if a Grantee pays all or part of the Option Price of the Stock Option with shares of Common Stock held by the Grantee, then upon exercise of the stock option the Grantee shall be granted a Restored Option to purchase, at the fair market value as of the date of the grant of the Restored Option, the number of shares of Common Stock of the Company equal to the sum of the number of whole shares used by the Grantee in payment of the Option Price and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. A Restored Option may be exercised between the date of grant and the date of expiration, which will be the same as the date of expiration of the Stock Option to which a Restored Option is related.

         6.       STOCK APPRECIATION RIGHT.

         The Plan Administrator may grant a Stock Appreciation Right ("SAR") either independently or in conjunction with any Stock Option granted under the Program either at the time of grant of the option or thereafter. The following provisions are applicable to each SAR:

         (a) Options to Which Right Relates. Each SAR which is issued in conjunction with a Stock Option shall specify the Stock Option to which the SAR is related, together with the Option Price and number of option shares subject to the SAR at the time of its grant.

         (b) Requirement of Employment. Each SAR may be exercised only while the Grantee is in the employment of the Company, provided that the Plan Administrator may provide for partial or complete exceptions to this requirement as it deems equitable, and, provided further, that each SAR may be exercised for a period of 90 days following (i) the death of the Grantee or termination of employment because of total and permanent disability or (ii) upon a Change in Control of the Company as such term is defined in Section 9(j) hereof.

         (c) Exercise. A Grantee may exercise each SAR in whole or in part by delivering a notice of exercise to the Company, except that the Plan Administrator may provide for partial or complete exceptions to this requirement as it deems equitable.

         (d) Payment and Form of Settlement. If a Grantee exercises any SAR which is issued in conjunction with a Stock Option, the grantee shall receive the aggregate of the excess of the fair market value of each share of Common Stock with respect to which the SAR is being exercised over the Option Price of each such share. Payment, in any event, may be made in cash, Common Stock or a combination of the two, in the discretion of the Plan Administrator. Fair market value shall be determined as of the date of exercise.

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         (e)      Expiration and Termination. Each SAR shall expire on a date determined by the Plan Administrator at the time of grant. If a Stock Option is exercised in whole or in part, any SAR related to the Shares purchased in connection with such exercise shall terminate immediately.

         7.       RESTRICTED STOCK GRANTS.

         The Plan Administrator may issue or transfer shares of Common Stock to a Grantee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee shall be entitled to vote the shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:

         (a)      Requirement of Employment. Subject to the provisions of
Section 7(c) below, if the Grantee's employment terminates during the period designated in the Grant as the "Restriction Period," the Restricted Stock Grant terminates and the shares of Common Stock must be returned immediately to the Company. However, the Plan Administrator may provide for partial or complete exceptions to this requirement as it deems equitable.

         (b) Restrictions of Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Common Stock except to a Successor Grantee under Section 9(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions applicable to the Grant.

         (c) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period provided that all of the conditions stated in Sections 7(a) and (b) have been met, as of the date of such lapse. Additionally, all restrictions imposed under the Restricted Stock Grant shall lapse upon (i) the death of the Grantee or termination or employment because of total and permanent disability or (ii) a Change in Control of the Company, as such term is defined in Section 9(j) hereof, provided that all of the conditions stated in Section 7(b) have been met as of the date of such lapse. The Grantee shall then be entitled to have the legend removed from the certificate.

         8.       AMENDMENT AND TERMINATION OF THE PROGRAM.

         (a) Amendment. The Board of Directors may amend the Program except that it may not, with respect to ISOs granted hereunder, (i) increase the maximum number of Shares in the aggregate which may be sold pursuant to such options granted hereunder; (ii) change the manner of determining the minimum option prices, other than to change the manner of determining the fair market value of any Shares underlying the option to conform to any then applicable provisions of the Code or regulations thereunder, (iii) increase the periods during which such options may be granted or exercised or (iv) change the employees or class of employees eligible to receive such options hereunder. In any event, no termination, suspension, modification or amendment of the Program may adversely affect the rights of any Grantee without his consent.

         (b) Termination of the Program. The Program shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board.

         (c) Termination and Amendment of outstanding Grants. A termination or amendment of the Program that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Plan Administrator acts under Section 9(e). The termination of the Program shall not impair the power and authority of the Plan Administrator with respect to outstanding Grants. Whether or not the Program has terminated, an outstanding Grant may be terminated or amended under Section 9(e) or may be amended by agreement of the Company and the Grantee consistent with the Program.

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         9.       GENERAL PROVISIONS.

         (a) Prohibitions Against Transfer. Except as otherwise expressly provided herein or in the instrument of grant, when a Grantee dies, the personal representative or other person entitled under a prior Stock Option or a Grant under the Program to succeed to the rights of the Grantee ("Successor Grantee") may exercise the rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

         (b) Substitute Grants. The Plan Administrator may make a Grant (a "Substitute Grant") to an employee of another corporation who becomes an eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option, stock appreciation right, performance award, or restricted stock grant granted by such corporation ("Substituted Stock Incentive"). The terms and conditions of the Substitute Grant may vary from the terms and conditions required by the Program and from those of the Substituted Stock Inventive. The Plan Administrator shall prescribe the exact provisions of the Substitute Grant, preserving where possible the provisions of the Substitute Stock Incentive. The Plan Administrator shall also determine the number of shares of Common Stock to be taken into account under Section 4.

         (c) Subsidiaries. The term "subsidiary" means an affiliated corporation controlled by the Company directly or indirectly through one or more intermediaries.

         (d) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Plan Administrator may pay cash in lieu of a fraction or round the fraction.

         (e) Compliance with Law. The Program, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Plan Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The plan Administrator may also adopt rules regarding the withholding of taxes on payment to Grantees.

         (f) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a stockholder of the Company with respect to any Shares covered by a Grant until the Shares are issued or transferred to the Grantee or Successor Grantee on the Company's books.

         (g) No Right to Employment. The Program and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of a Grantee at any time.

         (h) Effective Date of the Program. The Program shall become effective upon its approval by the Company' stockholders entitled to vote thereon.

         (i) Fair Market value. For the purposes of the Program, the term "fair market value" means, as of any date, the closing price of a share of Common Stock of the Company on such date. The closing price shall be (i) if the common stock is then listed or admitted for trading on any national securities exchange or, if not so listed or admitted for trading, is listed or admitted for trading on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") Small Capitalization Market or National Market System, the last sale price of the Common Stock, regular way, or the mean of the bid and asked prices thereof for any trading day on which no such sale occurred, in each case as officially reported on the principal securities exchange on which the Common Stock is listed or admitted for trading on the Small

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Capitalization Market or the NASDAQ National Market System, as the case may be, or (ii) if not so listed or admitted for trading on a national securities exchange or the NASDAQ Small Capitalization Market or National Market System, the mean between the closing high bid and low asked quotations for the Common Stock in the over-the-counter market as reported by NASDAQ, or any similar system for the automated dissemination of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Company; provided, however, that if, by reason of extended or continuous trading hours on any exchange or in any market or for any other reason, the time, with respect to any trading day, of the close of trading for the purpose or determining the "last sale price" or the "closing" bid and asked prices is not objectively determinable, the time on such trading day used for the purpose of reporting any compilation of the last sale prices or closing bid and asked prices in The Wall Street Journal shall be the time on such trading day as of which the "last sale price" or "closing" bid and asked prices are determined for purposes of this definition. If the Common Stock is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (i) of the preceding sentence if actual transactions are reported, and in the manner set forth in clause (ii) of the preceding sentence if bid and asked quotations are reported but actual transactions are not. If on the date in question, there is no exchange or over-the-counter market for the Common Stock, the "fair market value" of such common stock shall be determined by the Plan Administrator of the Company acting in good faith.

         (j) Change in Control. For purposes of the Program, the term "Change of control" means the acquisition, without the approval of the Board, by any person or entity, other than the Company or The Noel Group, Inc. and its affiliates of more than 20% of the outstanding shares of Common Stock through a tender offer, exchange offer, or otherwise, the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company that results in the Company not being the surviving parent corporation; or a change in the majority of the members of the Board during any two-year period that is not approved by at least two-thirds of the members of the Board who were members at the beginning of the two year period.

         (k) Withholding. The Plan Administrator may, in its discretion and subject to such rules as it may adopt, permit or require a Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the distribution to him or her of Shares of common Stock or cash pursuant to the Program by authorizing the Company to withhold from such distribution cash or Shares having a fair market value equal to the amount of the withholding tax. Notwithstanding the foregoing, the Plan Administrator shall require, as a condition to the distribution of any cash or Shares of Common Stock to any Grantee, that the Company withhold from such distribution cash or Shares having an aggregate fair market value equal to the amount of the Grantee's liability for any and all taxes required by law to be withheld.

         (l) Program Controls. In the case of any conflict between the terms of this Program and the terms of any instrument of Grant, the terms of this Program will control.

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